Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is executed on this 3rd day of May 2019 (the “Effective Date”), by and between Christopher Missling, PhD (hereinafter referred to as “Executive”) and Anavex Life Sciences Corp. (“Employer” and, together with its subsidiaries, the “Company”) and serves to amend that certain Employment Agreement dated June 27, 2013, as amended by that amended and restated first amendment dated July 18, 2016, (the “Employment Agreement”) by and between Executive and the Company. Except as otherwise provided herein in the Amendment, capitalized terms used in this Amendment shall have the same meanings given to them in the Employment Agreement. Executive and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Executive currently is employed by the Company pursuant to the terms of the Employment Agreement; and

WHEREAS, the Parties desire to amend the Employment Agreement as described below, but to otherwise maintain in effect in full all other terms of the Employment Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

AMENDMENT

1.   ADOPTION OF RECITALS. The Parties adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Amendment.

2.   SECTION 1. The Parties agree that Section 1 of the Employment Agreement shall be amended and restated as follows:

1. Term. The term of your employment hereunder shall commence on July 5th, 2019 (the “Start Date”) and shall end on the earliest of (i) July 5th, 2022, (ii) the date on which your employment is terminated by Company or you pursuant to Paragraph 10 or (iii) the date of your death or the date of termination of your employment by reason of incapacity (determined in accordance with Paragraph 8) (the “Employment Term”). The period from the Start Date until July 5th, 2022, regardless of any earlier termination, shall hereinafter be referred to as the “Original Employment Term”.

3.   SECTION 3. The Parties agree that Section 3 of the Employment Agreement shall be amended and restated as follows:

3. Cash Compensation

(a)   Base Salary. In consideration for the services performed by you pursuant to this Agreement, the Company shall pay to you, and you will be entitled to receive and hereby agree to accept, an initial annual base salary of $550,000, subject to increases in the discretion of the Board or its Compensation Committee (“Base Salary”), payable in accordance with the Company’s normal payroll payment practices.

The Compensation Committee of the Board (the “Compensation Committee”) may review your salary at least annually and may increase (but not decrease) the Base Salary. The result of any such review shall be reported to you by the Compensation Committee promptly after it occurs.

(b)   Annual Bonus Compensation. In addition to your Base Salary, during the Employment Term you shall be eligible to earn an annual cash bonus for each whole or partial fiscal year during the Employment Term, (the “Bonus”). Commencing July 5th, 2019, your target bonus for each fiscal year during the Employment Term shall be twenty percent (20%) of annualized Base Salary, as in effect on July 5th, 2019 of each applicable performance year; provided that the Compensation Committee may review your target bonus at least annually and may increase (but not decrease) the target bonus. The result of any such annual review shall be reported to you by the Compensation Committee promptly after it occurs. Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus”. As the actual amount payable to you as Bonus will be dependent upon the achievement of certain performance goals, your actual Bonus may be less than, greater than or equal to the Target Bonus.

(c)   Your Bonus for each whole fiscal year during the Employment Term, beginning with 2019, will be based upon achievement of one or more performance goals established by the Compensation Committee, which may include individualized performance goals applicable uniquely to you.

4.   SECTION 4. The Parties agree that Section 4 of the Employment Agreement shall be amended and restated as follows:

4. Stock Options. In addition to your Base Salary and Bonus, you shall receive the following stock option grants:

(i)	On May 3, 2019, you shall receive 750,000 of options for shares of the Company’s Common Stock, one-third of which shall vest on July 5, 2020, one-third of which shall vest on July 5, 2021, and the remaining one-third shall vest on July 5, 2022.

Each such option shall have an exercise price equal to closing price of the Common Stock on the grant date.

Upon a Change in Control, all previously granted but unvested stock options shall vest.

5.   FULL FORCE AND EFFECT. Except as expressly amended herein, all other terms and provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects. The Parties mutually acknowledge and agree that any and all other prior agreements, offer letters or contracts between Executive and the Company, are declared null and void with no legal effect as of the date this Amendment is executed by the Parties.

6.   FURTHER AMENDMENTS. The Employment Agreement shall further be amended wherever appropriate to reflect the changes indicated above.

7.   RIGHT TO REVIEW AND TO SEEK COUNSEL. The Executive acknowledges that K&L Gates LLP represents only the Company in this Amendment and does not represent the interests of the Executive and has not advised the Executive in connection with this Amendment. The Executive further acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Amendment, and the Executive represents and warrants to the Company (a) that he has sought such independent counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

8.   GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of law.

9.   HEADINGS AND CAPTIONS. The titles and captions of paragraphs and subparagraphs contained in this Amendment are provided for convenience of reference only, and shall not be considered terms or conditions of this Amendment.

10.  VALIDITY. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.

11.  COUNTERPARTS. This Amendment may be executed in one or more counterparts, by facsimile or electronically, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. For purposes of legal enforcement of this Agreement (i.e., by a court of law or equity or in arbitration), a copy or scanned version of this Agreement shall constitute an original.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on May 3, 2019.

COMPANY:		EXECUTIVE:

ANAVEX LIFE SCIENCES CORP.		CHRISTOPHER MISSLING, PHD

By:	/s/ Sandra Boenisch	By:	/s/ Christopher Missling

Name:	Sandra Boenisch

Title:	Principal Financial Officer

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